Exhibit 4.11

Third Amended and Restated Trademark Security Agreement, dated as of March 11, 2010 (“Trademark Security Agreement”), by each of the entities listed on the signature pages hereof (each a “Grantor” and, collectively, the “Grantors”), in favor of Citicorp USA, Inc. (“Citicorp”), as collateral agent for the Secured Parties (as defined in the Credit Agreements and Indenture referred to below) (in such capacity, the “Collateral Agent”).

W i t n e s s e t h:

Whereas, the Company, certain of its subsidiaries, the lenders (the “Multi-Currency Lenders”) and issuing lenders (the “Issuing Lenders”) party thereto, Citicorp, as administrative agent for the Multi-Currency Lenders and Issuing Lenders (the “Multi-Currency Administrative Agent”), and the Collateral Agent, are parties to the Second Amended and Restated Revolving Credit Agreement, dated as of March 11, 2010 (as such agreement has been or may be amended, restated, supplemented, renewed or otherwise modified from time to time, together with any other agreements pursuant to which any such Indebtedness or any commitments, obligations, costs, expenses, fees, reimbursements, indemnities or other obligations payable or owing thereunder may be refinanced, restructured, renewed, extended, increased, refunded or replaced, the “Multi-Currency Credit Agreement”);

Whereas, the Company, the lenders (the “Term Loan Lenders”; together with the Multi-Currency Lenders and the Issuing Lenders, the “Lenders”) party thereto, Citicorp, as administrative agent for the Term Loan Lenders (the “Term Loan Administrative Agent”, and together with the Multi-Currency Administrative Agent, the “Administrative Agents”), and the Collateral Agent  (together with the Administrative Agents, the “Agents”), are parties to the Second Amended and Restated Term Loan Agreement, dated as of March 11, 2010 (as such agreement has been or may be amended, restated, supplemented, renewed or otherwise modified from time to time, together with any other agreements pursuant to which any such Indebtedness or any commitments, obligations, costs, expenses, fees, reimbursements, indemnities or other obligations payable or owing thereunder may be refinanced, restructured, renewed, extended, increased, refunded or replaced, the “Term Loan Agreement”, and together with the Multi-Currency Credit Agreement, the “Credit Agreements”);

Whereas, the Company, certain of its subsidiaries and Revlon, Inc., as guarantors, and U.S. Bank National Association, as trustee (the “Noteholder Representative”), are parties to the Indenture, dated as of November 23, 2009 (as such agreement may be amended, restated, supplemented, renewed or otherwise modified from time to time, together with any other agreements pursuant to which any such Indebtedness or any commitments, obligations, costs, expenses, fees, reimbursements, indemnities or other obligations payable or owing thereunder may be refinanced, restructured, renewed, extended, increased, refunded or replaced, the “Indenture”);

Whereas, all the Grantors are party to a Third Amended and Restated Pledge and Security Agreement, dated as of March 11, 2010, in favor of the Collateral Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) pursuant to which the Grantors are required to execute and deliver this Trademark Security Agreement;

Now, Therefore, in consideration of the premises and to induce the Lenders, the Administrative Agents and the Collateral Agent to enter into the Credit Agreements and to induce the Noteholder Representative to enter into the Indenture, each Grantor hereby agrees with the Collateral Agent as follows:

1

Section 1.   Defined Terms

Unless otherwise defined herein, terms defined in the Credit Agreements or in the Security Agreement and used herein have the meaning given to them in the Credit Agreements or the Security Agreement.

Section 2.   Grant of Security Interest in Trademark Collateral

Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations (as defined in the Security Agreement) of such Grantor, hereby mortgages, pledges and hypothecates to the Collateral Agent for the benefit of the Secured Parties (as defined in the Security Agreement), and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “Trademark Collateral”):

(a)   all of its Trademarks and Trademark Licenses to which it is a party, including, without limitation, those referred to on Schedule I hereto;

(b)   all goodwill of the business connected with the use of, and symbolized by, each Trademark; and

(c)   all Proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present, future (i) infringement or dilution of any Trademark or Trademark licensed under any Trademark License or (ii) injury to the goodwill associated with any Trademark or any Trademark licensed under any Trademark License.

Section 3.   Security Agreement

The security interests granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

[Signature Pages Follow]

In witness whereof, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

REVLON CONSUMER PRODUCTS
CORPORATION,
as Grantor

By:	/s/ Michael T. Sheehan
	Name:	Michael T. Sheehan
	Title:	Senior Vice President, Deputy
General Counsel and Secretary

Accepted and Agreed
as of the date first above written:

Citicorp USA, Inc.,
as Collateral Agent

By:	/s/ Thomas M. Halsch
	Name:	Thomas M. Halsch
	Title:	Vice President

Acknowledgment of Grantor

State of NEW YORK                )

)      ss.

County of NEW YORK             )

On this 12th day of March, 2010 before me personally appeared Michael T. Sheehan, proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of Revlon Consumer Products Corporation, who being by me duly sworn did depose and say that he is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he acknowledged said instrument to be the free act and deed of said corporation.

/s/ Brian Kaufmann
Notary Public

Schedule I
to
Trademark Security Agreement
Trademark Registrations